Exhibit 99.1

Investor Contact:
Schond Greenway
Halozyme Therapeutics
858-704-8352
ir@halozyme.com

Media Contact:
Susan Neath Francis
212-301-7182
sfrancis@w2ogroup.com

HALOZYME REPORTS FOURTH QUARTER AND FULL YEAR 2014
FINANCIAL RESULTS

- Study 202 interim results presented, evaluating investigational new drug PEGPH20 with gemcitabine and ABRAXANE® (nab-paclitaxel) in Stage IV pancreatic cancer patients -
- Continued growth in royalty revenues -
- Global collaboration with Janssen to develop and commercialize subcutaneous products using ENHANZETM technology -

SAN DIEGO, March 2, 2015 -- Halozyme Therapeutics, Inc. (NASDAQ: HALO) today reported financial results for the fourth quarter and full year ended December 31, 2014. Financial highlights for the fourth quarter include revenues of $30.4 million and a net loss of $5.3 million, or $0.04 per share. This compares to revenues of $12.5 million and a net loss of $22.0 million, or $0.19 per share, for the fourth quarter of 2013. Financial highlights for the full year 2014 include revenues of $75.3 million and a net loss of $68.4 million, or $0.56 per share. This compares to revenues of $54.8 million and a net loss of $83.5 million, or $0.74 per share, in the prior year.

“This has been a remarkable year of growth and progress for Halozyme. We achieved record revenues for the quarter and year, received the first U.S. approval and launch of a Biologics License Application utilizing our ENHANZE™ technology with the approval of Baxter’s HYQVIA, and announced the launch of our third partnered product, MabThera® SC in Europe,” said Dr. Helen Torley, President and Chief Executive Officer. “With continued projected growth in our royalty revenues, multiple near-term milestones for our investigational new drug PEGPH20, and a strong financial position, we believe we are well-positioned to grow shareholder value in 2015 and beyond.”

Fourth Quarter Highlights and Subsequent Events

•
Announced interim results of Study 202 evaluating investigational PEGPH20 with gemcitabine and ABRAXANE® (nab-paclitaxel) in Stage IV pancreatic cancer patients: In January 2015, Halozyme announced interim data from Study 202. Data reported included data from 146 patients enrolled in Stage 1 of the Phase 2 trial (Study 202), the population enrolled prior to the April 2014 clinical hold and included data on progression-free survival and overall response rate. In a retrospectively defined sub-population of patients with tumors that accumulated high levels of hyaluronan (HA), there was a statistically significant improvement in the median progression-free survival (HR=0.38; p=0.031) in patients treated with PEGPH20, ABRAXANE® (nab-paclitaxel) and gemcitabine (PAG) (9.2 months) vs. treatment with ABRAXANE® (nab-paclitaxel) and gemcitabine (AG) alone (4.3 months). The overall response rate was also statistically significant at 71% vs. 29% for high HA patients treatment with PAG compared to AG (p=0.016). Evaluating the most frequently reported treatment-emergent adverse events, the overall incidence was similar between treatment arms with the exception of a higher incidence of peripheral edema, muscle spasms and neutropenia in patients treated with PAG. In addition, the rate of thromboembolic events was 41.9% compared to 24.6% in the PAG vs. AG arm with the majority being Grade 2 or 3. In Q1 2015, the Company plans to discuss these data and the benefit:risk of PEGPH20 and its plans to initiate a registration trial with the FDA.

•
Initiated Phase 1b/2 clinical trial of PEGPH20 in non-small cell lung cancer (NSCLC): In January 2015, the Company began patient screening in an international Phase 1b/2 randomized clinical trial (PRIMAL) of our investigational new drug PEGPH20 as a second-line therapy for patients with locally advanced and metastatic NSCLC.

•
Record quarterly revenues of $30.4 million, including royalty revenues of $4.0 million representing approximately 40% growth from third quarter: Reported $30.4 million in revenues in the fourth quarter, which reflects record quarterly revenues for the Company. Royalty revenues of $4.0 million represent July to September 2014 sales as a result of the one quarter lag in royalty reports. The Company anticipates first quarter 2015 royalty revenues to be in the range of $6 million to $7 million, which represents October to December 2014 sales.

•
Global collaboration with Janssen to develop and commercialize subcutaneous products using ENHANZE™ technology: Halozyme entered into a worldwide collaboration and license agreement with Janssen Biotech, Inc. (Janssen) for the purpose of developing and commercializing products combining proprietary Janssen compounds with Halozyme's ENHANZE technology. Halozyme received an initial payment of $15 million in December 2014. The agreement provides for milestone payments totaling up to $566 million, in addition to royalty payments based on net sales of products using ENHANZE technology.

•
Baxter launched HYQVIA in the U.S. for adult patients with primary immunodeficiency: In October, Baxter and Halozyme announced the launch and first shipments of HYQVIA [Immune Globulin Infusion 10% (Human) with Recombinant Human Hyaluronidase], for adult patients with primary immunodeficiency, in the United States.

•
PEGPH20 granted Orphan Drug designation for pancreatic cancer: In October, the FDA granted Orphan Drug designation for PEGPH20 for the treatment of pancreatic cancer. In December, the European Commission, acting on the recommendation from the Committee for Orphan Medicinal Products of the European Medicines Agency, also designated PEGPH20 an orphan medicinal product for the treatment of pancreatic cancer.

•
U.S. patent issued for companion diagnostic for PEGPH20: In October, U.S. Patent No. 8,846,034 issued claiming methods for selecting a subject for treatment of a hyaluronan-associated disease with an anti-hyaluronan agent, such as PEGPH20, as well as diagnostic agents for the detection and quantification of hyaluronan in a biological sample in patients.

Fourth Quarter and Full Year 2014 Financial Highlights

•
Revenues for the fourth quarter of 2014 were $30.4 million, compared to $12.5 million for the fourth quarter of 2013. Revenues in the fourth quarter included $5.9 million in product sales of bulk rHuPH20 for use in manufacturing Roche’s collaboration products, $4.1 million in Hylenex® recombinant (hyaluronidase human injection) product sales, $4.0 million in royalty revenue from sales of products under our collaborations and a $15 million licensing fee from Janssen. Revenues for the full year were $75.3 million compared to $54.8 million in the previous year.

•
Research and development expenses for the fourth quarter of 2014 were $19.7 million, compared to $20.9 million for the fourth quarter of 2013. The decrease was primarily due to a decrease in clinical trial expenses related to our diabetes program.

•
Selling, general and administrative expenses for the fourth quarter of 2014 were $8.4 million, compared to $9.4 million for the fourth quarter of 2013. The decrease was primarily due to a decrease in expenses related to our diabetes program.

•
The net loss for the fourth quarter of 2014 was $5.3 million, or $0.04 per share, compared to a net loss for the fourth quarter of 2013 of $22.0 million, or $0.19 per share. The net loss for the full year 2014 totaled $68.4 million or $0.56 per share compared to a net loss of $83.5 million or $0.74 per share for the full year 2013.

•
Cash, cash equivalents and marketable securities were $135.6 million at December 31, 2014, compared to $134.5 million at September 30, 2014. Excluding the net proceeds of $107.7 million from the February 2014 financing, net cash used during 2014 was approximately $43.6 million.

Financial Outlook for 2015

•	Net revenues to be in the range of $85 million to $95 million.

•	Operating expenses to be in the range of $145 million to $155 million.

•	Net cash burn to be between $35 million to $45 million.

Webcast and Conference Call
Halozyme will webcast its quarterly update conference call today, March 2, 2015 at 4:30 p.m. ET/1:30 p.m. PT. During the call, management will discuss the financial results for the fourth quarter of 2014 and provide a business update. To listen to the live webcast please visit the “Investors” section of Halozyme's corporate website at www.halozyme.com. A webcast replay will be available shortly after the call at the same address. To participate by phone, please dial (866) 710-0179 (domestic callers) or (334) 323-7224 (international callers) using passcode 769890. A telephone replay will be available shortly after the call by dialing (877) 919-4059 (domestic callers) or (334) 323-0140 (international callers) using replay passcode 32695691.

About Halozyme
Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, our investigational drug PEGPH20, applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor. PEGPH20 is currently in development for metastatic pancreatic cancer and non-small cell lung cancer and has potential across additional cancers in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Pfizer, Janssen and Baxter for its drug delivery platform, ENHANZE™, which enables biologics and small molecule compounds that are currently administered intravenously to be delivered subcutaneously. Halozyme is headquartered in San Diego, CA. For more information on how we are innovating, please visit our corporate website at www.halozyme.com.

Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company's future expectations and plans for growth in 2015, the development and commercialization of product candidates and the potential benefits and attributes of such product candidates and expected financial outlook for 2015) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues from collaborators, unexpected results or delays in development and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2015.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Product sales, net	$10,144	$9,805	$37,823	$24,439
Revenues under collaborative agreements	16,190	2,660	28,086	30,327
Royalties	4,043	33	9,425	33
Total revenues	30,377	12,498	75,334	54,799

Operating expenses:
Cost of product sales	6,147	3,540	22,732	6,246
Research and development	19,728	20,926	79,696	96,640
Selling, general and administrative	8,353	9,356	35,942	32,347
Total operating expenses	34,228	33,822	138,370	135,233

Operating loss	(3,851)	(21,324)	(63,036)	(80,434)

Investment and other (expense) income, net	(45)	64	242	229
Interest expense	(1,378)	(727)	(5,581)	(3,274)
Net loss	$(5,274)	$(21,987)	$(68,375)	$(83,479)

Basic and diluted net loss per share	$(0.04)	$(0.19)	$(0.56)	$(0.74)

Shares used in computing basic and diluted net loss per share	124,272	113,550	122,690	112,805

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$61,389	$27,357
Marketable securities, available-for-sale	74,234	44,146
Accounts receivable, net	9,149	9,097
Inventories	6,406	6,170
Prepaid expenses and other assets	10,143	8,425
Total current assets	161,321	95,195
Property and equipment, net	2,951	3,422
Prepaid expenses and other assets	1,205	2,676
Restricted cash	500	500
Total assets	$165,977	$101,793

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,003	$3,135
Accrued expenses	13,961	14,369
Deferred revenue, current portion	7,367	7,398
Total current liabilities	24,331	24,902

Deferred revenue, net of current portion	47,267	45,745
Long-term debt, net	49,860	49,772
Other long-term liabilities	3,167	1,364

Stockholders’ equity (deficit):
Common stock	126	115
Additional paid-in capital	491,694	361,930
Accumulated other comprehensive (loss) income	(41)	17
Accumulated deficit	(450,427)	(382,052)
Total stockholders’ equity (deficit)	41,352	(19,990)
Total liabilities and stockholders’ equity (deficit)	$165,977	$101,793

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